EXHIBIT 99.1

PRESS RELEASE

SENORX APPOINTS JOHN T. BUHLER PRESIDENT AND CHIEF OPERATING OFFICER

IRVINE, Calif., October 27 – SenoRx, Inc. (NASDAQ: SENO) today announced the appointment of John T. Buhler to the newly created position of President and Chief Operating Officer.  Buhler, who currently serves as SenoRx’s Senior Vice President and Chief Commercial Officer, joined the company in May 2008 as Vice President of International Sales and Business Development.   Previously Buhler served as President and Chief Executive Officer at Ultrasonix Medical Corporation, a privately held manufacturer of high-quality diagnostic ultrasound imaging equipment based in British Columbia.  Prior to his position at Ultrasonix, Buhler held various positions at General Electric over a seven-year period, last serving as Vice President and General Manager of GE’s Ultrasound Performance Technologies Division.

Lloyd Malchow, Chairman and Chief Executive Officer of SenoRx, said, ”John’s appointment to the new post of President and Chief Operating Officer is another step in our ongoing efforts to enhance the depth and breadth of our senior management team.  John’s extensive industry experience, demonstrated leadership capabilities and proven track record of building growth-oriented organizations in both large and small companies will help us further capitalize on the significant opportunities for SenoRx as we continue to grow our business globally.”

Malchow continued, “I had the pleasure of working with John as a colleague when he was CEO of Ultrasonix prior to joining our firm, and he has continued to demonstrate the same strong skill set and leadership qualities at SenoRx that were readily apparent in his previous management role.  John’s contributions since coming to SenoRx 18 months ago have been significant.  Under his leadership, SenoRx has greatly expanded its international market penetration and he has been instrumental in building close strategic relationships with key business partners. He has clearly emerged as a leader within our company.”

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132